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                                                                EXHIBIT (5)(c)

                                 AMENDMENT NO. 1
                      TO THE INVESTMENT ADVISORY AGREEMENT

         The Investment Advisory Agreement dated July 31, 1992 between the Institutional International Portfolio, an investment portfolio of THE GLENMEDE FUND, INC., a Maryland corporation (the "Company"), and The Glenmede Trust Company, a Pennsylvania corporation (the "Advisor"), is hereby amended as follows:

         The first sentence of Section 10, Duration and Termination, is amended by the addition of the phrase "ending October 31 of each year" following the words "for periods of one year."

         The execution and delivery of this Amendment have been authorized by the Company's Board of Directors and signed by an authorized officer of the Company, acting as such, and neither such authorization by such Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Company as provided in its Article of Amendment and Restatement filed with the Maryland Department of Assessments and Taxation on October 12, 1988.

         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this amendment to be executed as of this 13th day of September 1994.

ATTEST:                                    THE GLENMEDE FUND, INC.

By: /s/ Mary Ann B. Wirts                  By: /s/ John W. Church, Jr.
   ---------------------------                ----------------------------
Title:   Exec. Vice President              Title:  Chairman of the Board


                                           THE GLENMEDE TRUST COMPANY

By: /s/ Mary V. Burke                      By: /s/ Al E. Piscopo
   ---------------------------                ----------------------------
Title:   Corporate Secretary               Title:  Executive Vice President
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The Glenmede Trust Company
One Liberty Place
1650 Market Street, Suite 1200
Philadelphia, Pennsylvania 19103-7391

To whom it may concern:

         This letter is to confirm that the undersigned, The Glenmede Fund, Inc., a Maryland corporation (the "Company"), and The Glenmede Trust Company, a Pennsylvania trust company (the "Advisor"), acknowledge and agree that the Investment Advisory Agreement (the "Agreement") between the Institutional International Portfolio, an investment portfolio of the Company and the Advisor dated July 31, 1992, is hereby amended to provide for a termination date of October 31 of each year.

         The Advisor, as sole shareholder of the Institutional International Portfolio, approves this Amendment to the Agreement.

         If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Amendment by signing and returning the enclosed copy of this letter.

                                          Very truly yours,

                                          THE GLENMEDE FUND, INC.

                                          By: /s/ John W. Church, Jr.
                                             ---------------------------
                                             John W. Church, Jr.
                                             President

Dated as of September 13, 1994

Accepted and Agreed to:

THE GLENMEDE TRUST COMPANY

By: /s/ Al E. Piscopo
   -------------------------
   Authorized Signature

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